Resources Connection Reports Financial Results for First Quarter Fiscal 2026

— Revenue, Gross Margin and SG&A Expenses Beat Outlook Ranges —
— Improving Profitability Year-Over-Year —

DALLAS, Texas, October 8, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a professional services firm, today announced its financial results for its first quarter of fiscal 2026 ended August 30, 2025.

First Quarter Fiscal 2026 Highlights Compared to Prior Year Quarter:

•Revenue of $120.2 million compared to $136.9 million
•Same-day constant currency revenue, a non-GAAP measure, declined by 13.9%
•Significant improvement in gross margin to 39.5%, from 36.5%
•Selling, general and administrative expenses (“SG&A”) of $47.9 million improved from $48.9 million, which had included a one-time gain of $3.4 million from sale of the Irvine office building
•Net loss of $2.4 million (net loss margin of 2.0%) improved from net loss of $5.7 million (net loss margin of 4.2%)
•GAAP diluted loss per common share of $0.07 improved from $0.17
•Adjusted diluted earnings per common share, a non-GAAP measure, of $0.03 improved from break-even
•Adjusted EBITDA, a non-GAAP measure, of $3.1 million (Adjusted EBITDA margin of 2.5%), up from $2.3 million (Adjusted EBITDA margin of 1.7%)
•Cash dividends declared of $0.07 per share

Management Commentary

“First quarter results exceeded our outlook ranges on all fronts and we continue to make progress to transform our business to be more integrated, diversified and resilient,” said Kate W. Duchene, Chief Executive Officer. “We are engaging with clients on more consulting opportunities which have higher bill rates, larger deal size and often create more extension and cross selling. We are increasingly becoming a trusted partner for larger transformations, whether cost reduction, system migration or data modernization and automation-focused programs. We have a plan which we are executing with clarity and conviction in this new fiscal year; we will continue to deepen and expand our consulting capabilities in the focus areas of CFO Advisory & Digital Transformation, while strengthening and evolving our on-demand business to be even more relevant in today’s marketplace. In addition, while the macro environment remains unpredictable, we are laser focused on redesigning our cost structure to deliver improved return to shareholders both in the short and long term. We remain confident in our strategy and optimistic about the future of this company. "

First Quarter Fiscal 2026 Results

Revenue in the first quarter of fiscal 2026 was $120.2 million compared to $136.9 million in the first quarter of fiscal 2025. On a same-day constant currency basis, revenue decreased by $19.0 million, or 13.9%. Average bill rates increased 2.2% year over year, reflecting continued pricing discipline and pursuit of higher-value engagements. Offsetting this increase, billable hours decreased 14.3% year-over-year, primarily due to choppy demand, as clients delayed transformation projects amid continued global economic uncertainty and soft labor markets.

Gross margin improved to 39.5% compared to 36.5% in the first quarter of fiscal 2025. The increase was primarily due to an improvement in pay/bill ratio, higher consultant utilization and lower costs, including improvements in healthcare costs, and holiday pay reflecting one less holiday in the current fiscal quarter.

SG&A for the first quarter of fiscal 2026 was $47.9 million, or 39.9% of revenue, an improvement from $48.9 million, or 35.7% of revenue, for the first quarter of fiscal 2025. The $1.0 million improvement was primarily driven by a $2.4 million reduction in employee compensation and benefits costs following the Company's restructuring activities in fiscal 2025, a $1.9 million reduction in technology transformation costs primarily associated with technology implementation during fiscal 2025, a $1.1 million reduction related to business support costs including travel and entertainment, a $0.8 million reduction in acquisition related costs, and a $0.4 million reduction in occupancy expenses. These improvements were partially offset by a $3.4 million gain on the sale of the Irvine office building recorded during the first quarter of fiscal 2025 with no comparable activity occurring during the first quarter of fiscal 2026, and a $0.9 million increase in professional services fees, a $0.7 million increase in stock-based compensation, and a $0.7 million increase in amortization of costs related to capitalized technology transformation costs. The remaining improvement was related to various general and overhead costs.

Income tax expense for the first quarter of fiscal 2026 was $0.5 million, or an effective tax rate of 24.7%, compared to $1.1 million, or an effective tax rate of 22.7%, for the first quarter of fiscal 2025. The negative effective tax rates in both periods reflect the impact of recording tax expense against consolidated pretax losses. In fiscal 2026, the expense was driven primarily by an increase in the domestic and foreign valuation allowance, while in fiscal 2025 it was driven primarily by a non-deductible tax adjustment related to goodwill impairment.

Net loss for the first quarter of fiscal 2026 was $2.4 million (net loss margin of 2.0%), an improvement from a net loss of $5.7 million (net loss margin of 4.2%) in the prior year quarter. This improvement was primarily driven by a reduction in SG&A expenses and the absence of goodwill impairment in the first quarter of fiscal 2026. The Company delivered an Adjusted EBITDA margin of 2.5% in the first quarter of fiscal 2026 up from 1.7% in the prior year quarter.

First Quarter Fiscal 2026 Segment Revenue Results

On-Demand Talent –Revenue in the On-Demand Talent segment was $44.4 million in the first quarter of fiscal 2026 compared to $52.5 million in the first quarter of fiscal 2025. On a same day currency basis, revenue decreased 16.4% in the first quarter of fiscal 2025. The variance was primarily due to lower demand for interim support amidst economic uncertainty as well as a softer and more stagnant labor market, with a 0.4% (or 0.7% on a constant currency basis) increase in average bill rate, which was more than offset by a 15.8% decline in billable hours.

Consulting – Revenue in the Consulting segment was $43.6 million in the first quarter of fiscal 2026 compared to $55.0 million in the first quarter of fiscal 2025. On a same day currency basis, revenue decreased 21.7% in the first quarter of fiscal 2025. The variance was primarily due to a 28.4% decrease in billable hours, partially offset by a 11.1% (or 11.4% on a constant currency basis) increase in the average bill rate largely as a result of the Company’s value-based pricing initiative. As the Company continues to evolve its consulting business to deliver higher value, larger and more complex work, it has improved its ability to command higher bill rates; however, the sales cycle associated with such deal opportunities tends to be more elongated. As a result, revenues in the Consulting segment could be uneven in the near term as the Company continues to execute its strategy in this part of the business.

Europe & Asia Pacific – Revenue in the Europe & Asia Pacific segment increased by $1.9 million or 10.6%, to $19.9 million in the first quarter of fiscal 2026 compared to $18.0 million in the first quarter of fiscal 2025. On a same-day constant currency basis, revenue increased 5.4% in the first quarter of fiscal 2025. The increase was primarily due to a 0.5% increase in billable hours and a 9.6% (or 4.6% on a constant currency basis) increase in the average bill rate. The improvement in average bill rates was driven by the Company’s value-based pricing initiative and a shift in geographic revenue mix towards Europe where average bill rates are higher. Billable hours in Europe increased 21.0% year-over-year, primarily due to growing client demand and project expansions with key accounts, while billable hours in the Asia Pacific region declined 2.6% primarily due to reduction in client spend and the competitive landscape in the region.

Outsourced Services – Revenue in the Outsourced Services segment increased by $0.5 million or 5.3% compared to the prior year quarter, to $10.0 million. On a same-day constant currency basis, revenue increased 3.7% in the first quarter of fiscal 2025. The increase was primarily due to an increase in billable hours of 2.1%.

All Other – Revenue in the All Other segment increased by $0.3 million or 15.3%, to $2.3 million in the first quarter of fiscal 2026 compared to $2.0 million in the first quarter of fiscal 2025. On a same-day constant currency basis, revenue increased 13.6% in the first quarter of fiscal 2025. The increase was primarily due to an increase in billable hours and an average bill rate increase of 2.7%.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended
	August 30,	August 24,
	2025	2024
	(Unaudited)	(Unaudited)
Revenue	$120,229	$136,935
Cost of services	72,760	86,948
Gross profit	47,469	49,987
Selling, general and administrative expenses	47,916	48,910
Goodwill impairment	—	3,855
Amortization expense	1,193	1,485
Depreciation expense	348	540
Loss from operations	(1,988)	(4,803)
Interest expense (income), net	44	(148)
Other income	(104)	(2)
Loss before income tax expense	(1,928)	(4,653)
Income tax expense	477	1,054
Net loss	$(2,405)	$(5,707)

Net loss per common share:
Basic	$(0.07)	$(0.17)
Diluted	$(0.07)	$(0.17)

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,062	33,407
Diluted	33,062	33,407

Cash dividends declared per common share	$0.07	$0.14

Revenue by Segment
On-Demand Talent	$44,442	$52,473
Consulting	43,641	55,025
Europe & Asia Pacific	19,888	17,983
Outsourced Services	9,994	9,491
All Other	2,264	1,963
Total consolidated revenue	$120,229	$136,935

Cash dividend
Total cash dividends paid	$2,316	$4,695

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, October 8, 2025. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Company's Investor Relations website.

About RGP

RGP (Nasdaq: RGP) is an award-winning global professional services firm with three decades of experience helping the world’s top organizations navigate change and seize opportunity. With three integrated offerings—On-Demand Talent, Consulting, and Outsourced Services—we provide CFOs and other C-suite leaders with the flexibility to solve today’s most pressing challenges on their terms, uniting strategy, execution, and talent across accounting and finance, digital transformation, data, and cloud, at global scale. Our people-first approach continues to drive innovation across industries worldwide.

Based in Dallas, Texas, with offices worldwide, we annually engage with over 1,600 clients around the world from 41 physical practice offices and multiple virtual offices. As of May 2025, RGP is proud to have served 88 percent of the Fortune 100 and has been recognized by U.S. News & World Report (2024–2025 Best Companies to Work For) and Forbes (America’s Best Management Consulting Firms 2025, America’s Best Midsize Employers 2025, World’s Best Management Consulting Firms 2024).

RGP is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “forecast,” “future,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” “strategy” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans including expectations about our Consulting and On-Demand businesses and plans regarding our cost structure. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management or key sales professionals, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possible impact of activist shareholders, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 31, 2025, which was filed on July 28, 2025 and our other public filings made with the Securities and Exchange

Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by or calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue is adjusted for the following items:

oCurrency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.

oBusiness days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA excluding stock-based compensation expense, amortized Enterprise Resource Planning (“ERP”) system costs. technology transformation costs, goodwill impairment, acquisition costs, gain on sale of assets, and restructuring costs. We also present herein Adjusted EBITDA at the segment level as a measure used to assess the performance of our segments. Segment Adjusted EBITDA excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Adjusted diluted earnings (loss) per common share is calculated as diluted earnings (loss) per common share, excluding the per share impact of stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, restructuring costs, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income (loss), earnings (loss) per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

Revenue by Segment - Year-over-Year Comparison

	Three Months Ended
	August 30, 2025				August 24, 2024
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$44,442	$120	$(694)	$43,868	$52,473
Consulting	43,641	114	(673)	43,082	55,025
Europe & Asia Pacific	19,888	(917)	(19)	18,952	17,983
Outsourced Services	9,994	—	(156)	9,838	9,491
All Other	2,264	—	(35)	2,229	1,963
Total Consolidated	$120,229	$(683)	$(1,577)	$117,969	$136,935

Revenue by Segment - Sequential Period Comparison

	Three Months Ended
	August 30, 2025				May 31, 2025
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$44,442	$(86)	$3,472	$47,828	$52,962
Consulting	43,641	(115)	3,322	46,848	50,950
Europe & Asia Pacific	19,888	(761)	787	19,914	21,342
Outsourced Services	9,994	—	781	10,775	11,333
All Other	2,264	—	177	2,441	2,753
Total Consolidated	$120,229	$(962)	$8,539	$127,806	$139,340

	Three Months Ended
Number of Business Days	August 30, 2025	May 31, 2025	August 24, 2024
	(Unaudited)	(Unaudited)	(Unaudited)
On-Demand Talent (1)	64	69	63
Consulting (1)	64	69	63
Europe & Asia Pacific (2)	64	66	64
Outsourced Services (1)	64	69	63
All Other (1)	64	69	63

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represent the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	August 30,	% of	August 24,	% of
Adjusted EBITDA	2025	Revenue (1)	2024	Revenue (1)
	(Unaudited)		(Unaudited)
Net loss	$(2,405)	(2.0%)	$(5,707)	(4.2%)
Adjustments:
Amortization expense	1,193	1.0%	1,485	1.1%
Depreciation expense	348	0.3%	540	0.4%
Interest expense (income), net	44	—%	(148)	(0.1%)
Income tax expense	477	0.4%	1,054	0.8%
EBITDA	(343)	(0.3%)	(2,776)	(2.0%)
Stock-based compensation expense	2,281	1.9%	1,561	1.1%
Amortized ERP system costs (2)	702	0.6%	—	—%
Technology transformation costs (3)	—	—%	1,858	1.4%
Acquisition costs (4)	425	0.4%	1,289	0.9%
Goodwill impairment (5)	—	—%	3,855	2.8%
Gain on sale of assets (6)	—	—%	(3,420)	(2.5%)
Restructuring cost (7)	—	—%	(47)	—%
Adjusted EBITDA	$3,065	2.5%	$2,320	1.7%

Adjusted Diluted Earnings per Common Share
Diluted loss per common share, as reported	$(0.07)		$(0.17)
Stock-based compensation expense	0.07		0.05
Amortized ERP system costs (2)	0.02		—
Technology transformation costs (3)	—		0.06
Acquisition costs (4)	0.01		0.04
Goodwill impairment (5)	—		0.12
Gain on sale of assets (6)	—		(0.10)
Income tax impact of adjustments (8)	—		—
Adjusted diluted earnings per common share (9)	$0.03		$—

(1) The percentage of revenue may not foot due to rounding.

(2) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to a newly implemented ERP system, which was recorded within SG&A expenses on the Consolidated Statement of Operations.

(3) Technology transformation costs represent costs included in net loss related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based ERP system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(4) Acquisition costs primarily represent costs included in net loss related to the Company’s business acquisition. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(5) The effect of the goodwill impairment charge recognized during the three months ended August 24, 2024 was related to the Europe & Asia Pacific segment.

(6) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(7) Restructuring costs during the three months ended August 24, 2024 represent costs incurred in connection with the U.S Restructuring Plan, which was authorized in October 2023 and was substantially completed during fiscal 2024.

(8) The tax effect of each adjustment is determined based on the tax laws and valuation allowance status of the jurisdiction to which the adjustment relates. An adjusted effective income tax rate has been determined for each period presented by applying the statutory income tax rate, net of adjustments for valuation allowances, where applicable, which was used to compute Adjusted Net Income for the periods presented. For the quarter ended August 30, 2025, due to the existence of a U.S. tax valuation allowance, the tax impact of the pre-tax adjustments is immaterial. For the quarter ended August 24, 2024, the tax impact of the pre-tax adjustments is immaterial due to the offsetting tax effects of the adjustments.

(9) Adjusted diluted earnings per share is based on weighted average diluted shares outstanding of 33,165,096 and 33,406,552 as of August 30, 2025 and August 24, 2024, respectively.

Segment Results
The Company's reportable segments are as follows:
•On-Demand Talent – provides businesses with a go-to source for bringing in experts when they need them, serving predominantly the office of the CFO.

•Consulting – drives transformation process across people, processes and technology across domain areas including finance, technology and digital, risk and compliance and operational performance.

•Europe & Asia Pacific – is a geographically defined segment that offers both on-demand and consulting services (excluding the digital consulting business, which is included in our Consulting segment) to clients throughout Europe & Asia Pacific.

•Outsourced Services – operating under the Countsy by RGPTM brand, this segment offers finance, accounting and human resource services provided to startups, spinouts and scaleups enterprises, utilizing a technology platform and fractional team.

•Sitrick – a crisis communications and public relations firm that provides corporate, financial, transactional and crisis communication and management services.

The Company's reportable segments are comprised of On-Demand, Consulting, Outsourced Services, and Europe & Asia Pacific. Sitrick does not individually meet the quantitative thresholds to qualify as a reportable segment. Therefore, Sitrick is disclosed under the “All Other” Segment. On July 1, 2024, the Company acquired Reference Point LLC, which is reported within the Consulting segment from the date of acquisition.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentage)

	Three Months Ended
	August 30, 2025	% of Revenue (1)	August 24, 2024	% of Revenue (1)
Adjusted EBITDA:	(Unaudited)		(Unaudited)
On-Demand Talent	$4,422	10.0%	$2,559	4.9%
Consulting	5,045	11.6%	7,753	14.1%
Europe & Asia Pacific	837	4.2%	227	1.3%
Outsourced Services	2,330	23.3%	1,394	14.7%
All Other	183	8.1%	(467)	(23.8%)
Unallocated items (2)	(9,752)		(9,146)
Adjustments:
Stock-based compensation expense	(2,281)		(1,561)
Amortized ERP system costs (3)	(702)		—
Technology transformation costs (4)	—		(1,858)
Acquisition costs (5)	(425)		(1,289)
Goodwill impairment (6)	—		(3,855)
Gain on sale of assets (7)	—		3,420
Restructuring cost (8)	—		47
Amortization expense	(1,193)		(1,485)
Depreciation expense	(348)		(540)
Interest (expense) income, net	(44)		148
Loss before income tax expense	(1,928)		(4,653)
Income tax expense	(477)		(1,054)
Net loss	$(2,405)		$(5,707)

(1) Segment Adjusted EBITDA Margin is calculated by dividing segment Adjusted EBITDA by segment revenue.

(2) Unallocated items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to a newly implemented ERP system, which was recorded within selling, general, and administrative expenses on the Consolidated Statement of Operations.

(4) Technology transformation costs represent costs included in net loss related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based ERP system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(5) Acquisition costs primarily represent costs included in net loss related to the Company’s business acquisition. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms. See Note 4 – Acquisitions in the Notes to Consolidated Financial Statements for further discussion.

(6) The effect of the goodwill impairment charge recognized during the three months ended August 24, 2024 was related to the Europe & Asia Pacific segment.

(7) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(8) Restructuring costs during the three months ended August 24, 2024 represent costs incurred in connection with the U.S Restructuring Plan, which was authorized in October 2023 and was substantially completed during fiscal 2024.

The following table discloses the Company’s average bill rate by segment for the last five quarters ended:

	August 30, 2025	May 31, 2025	February 22, 2025	November 23, 2024	August 24, 2024
Average bill rate (1):	(Unaudited)
Consolidated bill rate	$121	$125	$123	$123	$118
On-Demand Talent	$140	$143	$140	$140	$140
Consulting	$160	$158	$159	$154	$145
Europe & Asia Pacific	$60	$64	$59	$59	$56
Outsourced Services	$136	$140	$137	$140	$139

(1)Average bill rates are calculated by dividing total revenue by the total number of billable hours.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	August 30,	May 31,
SELECTED BALANCE SHEET INFORMATION:	2025	2025
	(Unaudited)
Cash and cash equivalents	$77,518	$86,147
Trade accounts receivable, net of allowance for credit losses	$93,555	$99,210
Total assets	$287,211	$304,688
Current liabilities	$58,614	$75,402
Total liabilities	$80,852	$97,607
Total stockholders’ equity	$206,359	$207,081

	Three Months Ended
	August 30,	August 24,
SELECTED CASH FLOW INFORMATION:	2025	2025
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$(7,832)	$(309)
Cash flow -- investing activities	$(121)	$(10,924)
Cash flow -- financing activities	$(1,554)	$(7,685)

	Three Months Ended
	August 30,	August 24,
SELECTED OTHER INFORMATION:	2025	2024
	(Unaudited)	(Unaudited)
Agile consultant headcount - on assignment, during period	2,231	2,730
Salaried consultant headcount - average of period	418	482
Average bill rate (1)	$121	$118
Average pay rate (1)	$57	$57
Common shares outstanding, end of period	33,391	33,472

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. The constant currency average bill and pay rates noted immediately above are calculated using the same exchange rates in the first quarter of fiscal 2025.

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com